Exhibit 10.19
LEASE
RIDGEWOOD CORPORATE CENTER
by and between
MILFORD PARTNERS, LLC,
a Delaware limited liability company
as Landlord,
and
ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation
as Tenant
1345888-8

TABLE OF CONTENTS

SCHEDULE		1

1.	DEMISE AND TERM	3

	A. Demise and Term	3
	B. Option to Extend Term	3

2.	RENT	4

	A. Definitions	4
	B. Components of Rent	7
	C. Payment of Rent	8

3.	USE	9

4.	HAZARDOUS SUBSTANCES	9

5.	CONDITION OF PREMISES	10

	A. Condition at Turnover	10
	B. Substantial Completion Date	10
	C. Delay in Substantial Completion	11
	D. Revisions to Landlord’s Work	11
	E. Landlord’s Contribution	11
	F. Increase in Landlord’s Contribution	11

6.	UTILITIES	12

7.	MAINTENANCE AND REPAIR	12

	A. Tenant Obligations	12
	B. Landlord Obligations	13

8.	RULES AND REGULATIONS	14

9.	CERTAIN RIGHTS RESERVED TO LANDLORD	14

10.	ALTERATIONS	14

	A. Requirements	14
	B. Liens	15

11.	INSURANCE	16

	A. Tenant’s Insurance	16
	B. Landlord’s Insurance	16
	C. Risk of Loss	17

12.	TENANT’S AND LANDLORD’S RESPONSIBILITIES	17

	A. Tenant’s Responsibilities	17
	B. Landlord’s Responsibilities	17

13.	FIRE OR OTHER CASUALTY	17

	A. Destruction of the Building	17
	B. Destruction of the Premises	18

i

14.	CONDEMNATION	19

15.	ASSIGNMENT AND SUBLETTING	20

	A. Landlord’s Consent	20
	B. Excess Rent	21

16.	SURRENDER	21

17.	DEFAULTS AND REMEDIES	21

	A. Default	21
	B. Right of Re-Entry	22
	C. Termination of Right to Possession	22
	D. Termination of Lease	22
	E. Other Remedies	22
	F. Bankruptcy	23
	G. Waiver of Trial by Jury	23
	H. Venue	23

18.	HOLDING OVER	23

19.	SECURITY DEPOSIT	23

20.	SUBSTITUTION OF OTHER PREMISES	23

21.	ESTOPPEL CERTIFICATE	24

22.	SUBORDINATION	24

23.	QUIET ENJOYMENT	25

24.	BROKER	25

25.	NOTICES	25

26.	MISCELLANEOUS	26

	A. Successors and Assigns	26
	B. Entire Agreement	26
	C. Time of Essence	26
	D. Execution and Delivery	26
	E. Severability	26
	F. Governing Law	26
	G. Attorneys’ Fees	26
	H. Delay in Possession	26
	I. Joint and Several Liability	27
	J. Force Majeure	27
	K. Captions	27
	L. No Waiver	27
	M. Limitation of Liability	27
	N. Parking	27
	O. Storage Space	27
	N. Signage	28
	Q. Miami Hall Access	28
	C. Existing EDS Space	28

ii

EXHIBITS
A.	Floor Plan

B.	Workletter

C.	Rules and Regulations

D.	Intentionally omitted

E.	Janitorial Specifications

F.	Proposed ADS Expansion Space

iii

LEASE
     THIS LEASE (“Lease”) is made as of the                      day of                                         ,                     , between MILFORD PARTNERS, LLC, a Delaware limited liability company (“Landlord”), and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”), for space in the building commonly known as Ridgewood Corporate Center, 1000 Summit Drive, Milford, Ohio (such building, together with the land upon which it is situated and common areas, including sidewalks, parking areas and landscaped areas, being herein referred to as the “Building”). The following schedule (the “Schedule”) sets forth certain basic terms of this Lease:
SCHEDULE

1.	Premises — Suite Number: 200, located on the first floor of the Building, as shown in the attached Exhibit A.

2.	Commencement Date: Earlier (i) Tenant’s occupancy of the Premises or (ii) December 13, 2004 (See Section 26.H)

3.	Expiration Date:	March 31, 2015

4.	Rentable Square Feet of the Premises:	32,507

5.	Rentable Square Feet of the Building:	196,055

6.	Base Rent:

Period	Annually	Monthly
Commencement Date through March 31, 2005	0	0
4/1/05 — 3/31/07	$290,937.65	$24,244.80
4/1/07 — 3/31/08	299,714.54	24,976.21
4/1/08 — 3/31/09	308,816.50	25,734.71
4/1/09 — 3/31/10	318,243.53	26,520.29
4/1/10 — 3/31/11	327,670.56	27,305.88
4/1/11 — 3/31/12	337,422.66	28,118.56
4/1/12 — 3/31/13	347,499.83	28,958.32
4/1/13 — 3/31/14	357,902.07	29,825.17
4/1/14 — 3/31/15	368,629.38	30,719.12

7.	Tenant’s Proportionate Share:	16.581%

8.	CPI Factor: Intentionally Omitted

9.	Base Year: Intentionally Omitted

10.	Security Deposit:	None

11.	Broker(s): Cincinnati Capital Properties arid PRG Realty Partners

12.	Guarantor(s):	None
Exhibits:
A.	Floor Plan

B.	Workletter

C.	Rules and Regulations

D.	Intentionally omitted

E.	Janitorial Specification

F.	Proposed ADS Expansion Space

     1. DEMISE AND TERM. A. Landlord leases to Tenant and Tenant leases from Landlord the premises (the “Premises”) described in Item 1 of the Schedule and shown on the plan attached hereto as Exhibit A, subject to the covenants and conditions set forth in this Lease, for a term (the “Term”) commencing on the date (the “Commencement Date”) described in Item 2 of the Schedule and expiring on the date (the “Expiration Date”) described in Item 3 of the Schedule, unless terminated earlier as otherwise provided in this Lease.
     B. Option to Extend Term. Tenant, by written notice to Landlord given no later than six (6) full calendar months prior to the Expiration Date of this Lease (as the same may be extended), shall have the option to extend this Lease for two (2) additional consecutive five (5) year periods (each an “Option Period” and collectively the “Option Periods”) commencing on the expiration of the Term of this Lease, pursuant to all of the terms, covenants, and conditions of this Lease and at the Fair Market Rent (as defined below) provided that at the time the notice hereinabove referred to is given and at the time any Option Period commences, and at all times in between, Tenant is not in default beyond any applicable cure period hereunder. “Fair Market Rent” as used herein, shall mean, as of any date, the then prevailing annual rental rate being charged in comparable buildings in the Milford, Ohio submarket and surrounding areas, comparable to the space in the building of which the Premises form a part for which such determination is being made after taking into consideration the following (to the extent that same are applicable under the circumstances in question):
1.	Location, quality and age of the building;

2.	Use and size of the space in question;

3.	Location and/or floor level within the building;

4.	Definitions of “net rentable area” and “net useable area”;

5.	Extent of leasehold improvement allowance (specifically not taking into consideration existing leasehold improvements but contemplating an allowance for painting and carpeting of the Premises using Building standard materials);

6.	Rent and other monetary abatements (including, with respect to base rental, operating expenses, ad valorem/real estate taxes and parking charges);

7.	Inclusion of parking charges in rental;

8.	Lease takeover/assumptions;

9.	Moving allowances;

10.	Relocation allowances;

11.	Refurbishment and repainting allowances;

12.	Any other concessions or inducements;

13.	Extent of services provided or to be provided by the landlord;

14.	Distinction between “gross” and “net” lease;

15.	Base year or dollar amount for operating expenses escalation purposes (both operating costs and ad valorem/real estate taxes);

16.	Any other adjustments (including by way of indices) to base rental;

17.	Credit standing and financial stature of tenant;

18.	Term or length of lease;

19.	Any other matter or condition deemed relevant by the parties.
     Landlord shall deliver written notice to Tenant of Landlord’s proposed Fair Market Rent not less than two hundred seventy (270) days and not more than three hundred thirty (330) days in advance of the time that Tenant is required to exercise any election to extend the Term of this Lease (“Landlord’s FMR Notice”). Within thirty (30) days of Tenant’s receipt of Landlord’s FMR Notice, Tenant shall notify Landlord that it either (a) accepts the Fair Market Rent set forth in Landlord’s FMR Notice; or (b) rejects the Fair Market Rent set forth in Landlord’s FMR Notice. If Tenant elects to accept the Fair Market Rent set forth in Landlord’s FMR Notice, this Lease shall be amended to reflect the Landlord’s proposed Fair Market Rent for the Option Period and the extended Expiration Date. If Tenant fails to respond to Landlord’s FMR Notice, Tenant shall be deemed to have rejected Landlord’s proposed Fair Market Rent, as set forth in Landlord’s FMR Notice.
     If Tenant rejects the Fair Market Rent set forth in Landlord’s FMR Notice or if Tenant fails to respond to Landlord’s FMR Notice, the parties, acting in good faith, shall have a period of thirty (30) days in which to agree upon the Fair Market Rent for the Option Period, said 30 day period to commence at the expiration of the thirty (30) day period permitted to Tenant to accept or reject the Fair Market Rent specified in Landlord’s FMR Notice. If the parties are unable to agree upon the Fair Market Rent within said thirty (30) day period, Tenant’s right to extend the Lease shall be deemed of no force and affect and this Lease shall be deemed to have expired on the Expiration Date, or, if this Lease has previously been extended, upon such extended Expiration Date.
     2. RENT.
     A. Definitions. For purposes of this Lease, the following terms shall have the following meanings:
(i)	“Base Year”: Intentionally Omitted

(ii)	“CPI Factor”: Intentionally Omitted

(iii)	“Consumer Price Index”: Intentionally Omitted

(iv)	“Expenses” shall mean all expenses, costs and disbursements (other than Taxes) paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, replacement and repair of the Building, including exterior common areas, including (without limitation) the cost of electricity, steam, water, gas, fuel, heating, lighting, air conditioning, window cleaning, common area janitorial service, snow removal, maintenance, replacements and repairs of the Building’s heating, ventilation and air conditioning systems, parking area restriping and repairing, maintenance of detention and retention areas, maintain the building directory and other signage, insurance, including (without limitation) fire, extended coverage, liability, workmen’s compensation, rent loss, elevator or any other insurance carried by Landlord and applicable to the Building, cost and expense of any cafeteria operations, fitness centers, management fees, painting, uniforms, supplies, sundries, reserves, sales or use taxes on supplies or services, cost of wages and salaries of all persons engaged in the operation, administration, maintenance and repair of the Building, and fringe benefits, including (without limitation) social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pension, hospitalization, welfare or retirement plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, administration, maintenance and repair of the Building, the charges of any independent contractor who, under contract with Landlord or its representative, does any of the work of operating, maintaining or repairing of the Building, and legal and accounting expenses. Expenses shall not include: (a) costs of tenant alterations; (b) interest and principal payments on mortgages (except interest on the cost of any capital improvements for which amortization may be included in the definition of Expenses) or any rental payments on any ground leases; (c) leasing commissions; (d) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise, except through Adjustment Rent (hereinafter defined); (e) legal expenses of negotiating leases (f) janitorial expense for individual tenant’s premises (where such services have been contracted for separately by the tenant in question); or (g) additional insurance premiums caused by any other tenants’ extra hazardous use of its premises or the Building. Expenses shall be at competitive rates and amounts for the operation of a first class building of similar size and quality in the greater Cincinnati metropolitan area. Landlord shall be deemed to have complied with the foregoing so long as it has competitively bid contracts for Expenses, it being understood that Landlord shall have the right, in its sole discretion, to choose contractors for common area services using reasonable judgment, based on price, qualifications and reliability. Expenses shall be determined on a cash or accrual basis, as Landlord may elect, based on generally accepted accounting principles, consistently applied.

Notwithstanding anything contained herein to the contrary, (l)Tenant acknowledges that: (i) Landlord currently operates the heating, ventilating and air conditioning (“HVAC”) system at the Building twenty four (24) hours per day and includes the cost of such 24 hour operation in Expenses; (ii) Landlord is currently investigating the modification of its HVAC system into a so-called “zoned” system, which will permit Landlord to charge back to the tenants of the Building, on an individual usage basis, for operation of the HVAC system beyond Building standard hours (which are 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 p.m. Saturdays, for purposes of HVAC operation); and (2) Tenant agrees that (i) until such time, if any, as the HVAC system has been modified as contemplated in this paragraph, the costs of 24 hour operation shall be included in Expenses; and (ii) at such time as the HVAC system has been modified as contemplated herein, Tenant shall reimburse Landlord for the cost of after hours HVAC as Rent hereunder, and within ten (10) days after demand therefor, for all overtime usage (being all usage beyond the standard operating hours for the building from time to time, but not less than the hours specified in 2A. (iv)). Such reimbursement shall be at Landlord’s actual cost without any markup on per hour basis.

(v)	“Rent” shall mean Base Rent, Adjustment Rent, and any other sums or charges due by Tenant hereunder.

(vi)	"Taxes” shall mean all taxes, assessments and fees levied upon the Building, the property of Landlord located therein or the rents collected therefrom, by any governmental entity based upon the ownership, leasing, renting or operation of the Building, including all costs and expenses of protesting any such taxes, assessments or fees. Taxes shall not include any net income, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity, in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. For the purpose of determining Taxes for any given year, the amount to be included for such year shall, at Landlord’s option, be either Taxes which are assessed or become a lien during such year or Taxes which are due for payment or paid during such year.

Taxes billed to Tenant shall reflect a proportionate share of the benefit of any tax abatement or reduction agreements with county or state authorities, if and to the extent received by Landlord. Landlord makes no representations or warranties with respect to the continued existence of such abatement/reduction agreements.

(vii)	“Tenant’s Proportionate Share” shall mean the percentage set forth in Item 7 of the Schedule which has been determined by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Building.

(viii)	“Prime Rate” shall mean the highest of the Prime Rates as reported in the Money Rate Section of The Wall Street Journal. If The Wall Street Journal no longer publishes the Prime Rate as an index, Landlord may substitute a comparable index including the Prime Rate or reference rate of a reputable financial institution.
     B. Components of Rent. Tenant agrees to pay the following amounts to Landlord at the office of the Building or at such other place as Landlord designates:
(i)	Base rent (“Base Rent”) to be paid in monthly installments in the amount set forth in Item 6 of the Schedule in advance on or before the first day of each month of the Term, without demand, except that Tenant shall pay the first month’s Base Rent upon execution of this Lease.

(ii)	Adjustment rent (“Adjustment Rent”) in an amount equal to Tenant’s Proportionate Share of Expenses and Taxes. Prior to each calendar year, or as soon as reasonably possible, Landlord shall estimate and notify Tenant of the amount of Adjustment Rent due for such year, and Tenant shall pay Landlord one-twelfth of such estimate on the first day of each month during such year. Such estimate may be revised by Landlord whenever it obtains information relevant to making such estimate more accurate. After the end of each calendar year, Landlord shall deliver to Tenant a report setting forth the actual Expenses and Taxes for such calendar year and a statement of the amount of Adjustment Rent that Tenant has paid and is payable for such year. Within thirty (30) days after receipt of such report or reports, Tenant shall pay to Landlord the amount of Adjustment Rent due for such calendar year minus any payments of Adjustment Rent made by Tenant for such year, it being acknowledged by Tenant that in the event Landlord separately reports actual Expenses and actual Taxes for a calendar year, Landlord may reasonably allocate Adjustment Rent paid by Tenant for such calendar year between Expenses and Taxes for such calendar year. If Tenant’s estimated payments of Adjustment Rent exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Tenant’s other obligations under this Lease or refund such excess to Tenant if the Term has already expired within thirty (30) days of the expiration of the Term (retaining so much of such excess as may be reasonably required to cover the estimated obligations of Tenant past the expiration of the Term), provided Tenant is not then in default hereunder. Any sum due from Landlord to Tenant under the provisions of the preceding sentence shall bear interest from the date due until the date paid at the annual rate of five percentage points (5%) above the Prime Rate then in effect, but in no event higher than the maximum rate permitted by law.

(iii)	Index rent (“Index Rent”): Intentionally Omitted
     C. Payment of Rent. The following provisions shall govern the payment of Rent: (i) if this Lease commences or ends on a day other than the first day or last day of a calendar year, respectively, the Rent for the year in which this Lease so begins or ends shall be prorated and the monthly installments shall be adjusted accordingly; (ii) all Rent shall be paid to Landlord without offset or deduction, and the covenant to pay Rent shall be independent of every other covenant in this Lease; (iii) if during all or any portion of any year the Building is not fully rented and occupied (fully rented and occupied shall mean that ninety-five percent (95%) of the Rentable Square Feet of the Building is occupied by tenants under lease), Landlord may elect to make an appropriate adjustment of variable Expenses for such year to determine the Expenses that would have been paid or incurred by Landlord had the Building been fully rented and occupied for the entire year and the amount so determined shall be deemed to have been the Expenses for such year; (iv) any sum due from Tenant to Landlord which is not paid when due shall bear interest from the date due until the date paid at the annual rate of five percentage (5%) points above the Prime Rate then in effect, but in no event higher than the maximum rate permitted by law (the “Default Rate”); and, in addition, Tenant shall pay Landlord a late charge for any Rent payment which is paid more than five (5) days after its due date equal to five percent (5%) of such payment; (v) if changes are made to this Lease or the Building changing the number of square feet contained in the Premises or in the Building, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share; (vi) Tenant, or an independent certified accounting firm retained by Tenant on an hourly fee basis (and not on a contingency fee basis), shall have the right to inspect Landlord’s accounting records relative to Expenses and Taxes during normal business hours at any time within thirty (30) days following the furnishing to Tenant of the annual statement of Adjustment Rent; and, unless Tenant shall take written exception to any item in any such statement within such thirty (30) day period, such statement shall be considered as final and accepted by Tenant; (vii) in the event of the termination of this Lease prior to the determination of any Adjustment Rent, Tenant’s agreement to pay any such sums and Landlord’s obligation to refund any such sums (provided Tenant is not in default hereunder) shall survive the termination or expiration of this Lease; (viii) no adjustment to the Rent by virtue of the operation of the rent adjustment provisions in this Lease shall result in the payment by Tenant in any year of less than the Base Rent shown on the Schedule; (ix) Landlord may at any time change the fiscal year of the Building; (x) each amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due on the same date as the Rent listed on the statement showing such amount is due; and (xi) if Landlord fails to give Tenant an estimate of Adjustment Rent prior to the beginning of any calendar year, Tenant shall continue to pay Adjustment Rent at the rate for the previous calendar year until Landlord delivers such estimate, at which time Tenant shall pay retroactively the increased amount for all previous months of such calendar year.
     3. USE. Tenant will use the Premises solely for office and storage purposes consistent with a first class office and research park and no other purposes. Tenant will not use the Premises for retail or manufacturing purposes and will not cause or permit any waste or damage to the Premises, the Building or the land upon which the Building is located and will not occupy or use the Premises for any business or purpose which is unlawful, hazardous, unsanitary, noxious or offensive or which unreasonably interferes with the business operations of other tenants in the Building. If the nature of Tenant’s use or occupancy of the Premises causes any increase in Landlord’s insurance premiums over and above those chargeable for use of the Premises for office and storage of items which are not extra-hazardous and which do not contain hazardous substances then Tenant will pay the resulting increase within 10 days after its receipt of a statement from Landlord setting forth the amount thereof.
     4. HAZARDOUS SUBSTANCES. Landlord represents to Tenant that, to Landlord’s knowledge, as of the Commencement Date, there are no Hazardous Substances in the Premises or Building in violation of any applicable laws. Tenant acknowledges that the term “to Landlord’s knowledge” means that Landlord’s knowledge is limited to that certain Phase I Environmental Report dated June 14, 1999, prepared by Eckland Consultants, Inc., and that Landlord has performed no further investigation. In no event shall Tenant be held liable or responsible for any pre-existing Hazardous Substances in the Premises or from Hazardous Substances placed in the Premises during Tenant’s occupancy by Landlord or Landlord’s agents, contractors or invitees, or any other tenant of the Building. Tenant will not itself, nor permit others to, use, store, generate, treat or dispose of any Hazardous Substance (as hereinafter defined) on or about the Premises, except for immaterial amounts that are exempt from or do not give rise to any violation of applicable law and then only to the extent handled, stored, used, and disposed of in accordance with all Environmental Laws (hereinafter defined). Tenant agrees to indemnify, defend and hold Landlord harmless from any liability or expense (including, without limitation, the fees of Landlord’s attorneys and consultants and the cost of any required remediation or clean-up) incurred by or claimed against Landlord as a result of Tenant’s breach of the covenant contained in this paragraph. The foregoing covenant will survive the expiration or termination of this Lease. The term “Hazardous Substance” means any “hazardous substance”, “toxic substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act), “hazardous waste” (as that term is defined in the Resource Conservation Recovery Act). and as the foregoing terms may be defined in any other applicable state or federal laws, rules, regulations, orders, or ordinances (“Environmental Laws”), polychlorinated biphenyls, asbestos, radioactive material or any other pollutant, contaminant or hazardous, dangerous or toxic material or substance which is regulated by any federal, state or local law, regulation, ordinance or requirement. Landlord agrees to indemnify, defend and hold harmless Tenant from and against any liability or expenses, including, without limitation, reasonable attorneys’ fees and costs of litigation incurred by Tenant in connection with the use by Landlord of any portion of the Building for any activities involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substance, but excluding instances where Tenant, or anyone having access to the Building by through or under Tenant has utilized the Premises or Building in violation of this Section 4. Notwithstanding the foregoing, Landlord’s indemnification is limited to actual out of pocket costs incurred by Tenant and excludes any consequential or other damages.
     5. CONDITION OF PREMISES.
     A. Condition at Turnover. Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, except as stated in the Workletter attached hereto as Exhibit B, if any. With the exception of the Workletter, Tenant agrees to accept the Premises in its as is, where located condition, all work to be performed at the Premises, if any to be performed by Tenant at Tenant’s sole cost and expense and hereinafter referred to as “Tenant’s Work”. Notwithstanding the foregoing, all Building systems shall be in working order at the time of delivery of possession and all windows in the Premises shall have Building standard window treatments. If any Landlord Work is indicated in Exhibit B, Landlord shall obtain customary one year warranties on new construction. Warranties received in connection with Landlord’s work shall inure to the benefit of Tenant.
     B. Substantial Completion Date. Subject to the provisions of Section 26.J. and Exhibit B hereof, Landlord agrees that it will substantially complete Landlord’s Work as defined in Exhibit B hereof on or before the date which is ninety (90) days from the date of mutual execution and delivery of this Lease (“Substantial Completion Date”). “Substantially Complete” and “Substantial Completion” have the meaning set forth in Exhibit B. The Substantial Completion Date shall be deemed automatically extended by a period equivalent to any additional time required therefor caused by Tenant’s (i) changes in the Workletter, (ii) failure to specify finishes within the time set forth in Exhibit B, or (iii) interference with Landlord’s timely performance of Landlord’s Work. The foregoing are hereinafter referred to as “Tenant Delays”. In the case of a Change Order (as defined in Exhibit B), the parties shall evidence any delay in the Substantial Completion Date at the time of entering into the signed Change Orders described in this Section 5, which Change Orders shall contain the new estimated Substantial Completion Date. With respect to Tenant’s failure to timely select finishes, the extension of the Substantial Completion Date shall be automatic and proportionate, based upon the number of days in excess of three (3) business days from request for either approval or selection of finish items until Landlord’s receipt of written confirmation of the same. Any claim of interference with the performance of Landlord’s Work shall be made in writing. Landlord’s Work shall comply with applicable codes including, without limitation, the Americans with Disabilities Act, to the extent the same relate hereto.
     C. Delay in Substantial Completion. Subject to the provisions of this Section 5.C. and Exhibit B, Landlord agrees, if a delay occurs in completion of Landlord’s Work beyond the Substantial Completion Date, which delay is not the result of force majeure (as described in Section 26.J. hereof), or Tenant Delays (except for any delays in installation of the fiber optics line described in Exhibit B, which Tenant acknowledges is not entirely within Landlord’s control), then Tenant shall be entitled to a rent abatement of Fifteen Thousand Dollars ($15,000.00) per month for each month beyond December 13, 2004 that Landlord fails to deliver possession of the Premises to Tenant with Landlord’s Work Substantially Complete, not to exceed Sixty Thousand Dollars ($60,000.00) in the aggregate. Said sum shall be prorated for any partial month.
     D. Revisions to Landlord’s Work. Landlord shall not be required to make any changes, additions or alterations to Landlord’s Work (as the same is reflected in Exhibit B hereof) until Landlord and Tenant have entered into an appropriate Change Order evidencing Tenant’s agreement to pay all excess costs (over and above Landlord’s original costs) resulting from such Change Order.
     E. Landlord’s Contribution. So long as Tenant is not in default of this Lease after the notice, and beyond any applicable cure period, set forth in Section 17 hereof, Landlord shall pay to Tenant, as “Landlord’s Contribution” the sum of $5.00 per rentable square foot of floor area of the Premises, to be used for Tenant’s relocation costs, which amount shall be paid within thirty (30) days of the last to occur of all of the following:
(i)	Tenant shall have furnished detailed evidence of such relocation costs (consisting of an invoice from its moving company.); and

(ii)	If such costs involve lienable work items, Tenant shall have furnished evidence satisfactory to Landlord that the work in question has been completed and paid for in full and that all liens that have been or may be filed have been released and satisfied; and

(iii)	Tenant shall have taken possession of and be conducting business from the Premises.
     F. Increase in Landlord’s Contribution. Tenant may request by written notice to Landlord, an increase in Landlord’s Contribution by an amount equal to Five and No/100 Dollars ($5.00) per rentable square foot of the Premises (the “Additional Contribution”). If Tenant elects to increase Landlord’s Contribution by the Additional Contribution, then (a) the Additional Contribution (principle and interest) shall be amortized over a five (5) year period at an interest rate equal to Landlord’s borrowing cost together with any associated expenses and the Monthly Base Rent payable hereunder shall be increased by the amount of principle and interest resulting therefrom; (b) the

Additional Contribution shall be considered part of Landlord’s Contribution for all purposes hereunder; and (c) the parties shall amend this Lease within fifteen (15) days of Tenant’s election to evidence the increase in Base Rent.
     6. UTILITIES. Tenant, at Tenant’s sole cost and expense, will pay all costs associated with the provision of all utility services to the Premises, including, without limitation, telephone, gas, electricity, water and sewer service. To the extent possible, all utility services will be separately metered by Tenant, at Tenant’s sole cost and expense, to the Premises and placed in Tenant’s name. If it is not possible to place a utility service on a separate meter in Tenant’s name, then all costs associated with the provision of such utility service to the Premises will, at Landlord’s option, either: (a) be billed directly by Landlord to Tenant and paid by Tenant within 10 days after its receipt of such billing; or (b) included as part of Expenses and paid by Tenant in accordance with the provisions of Section 2 above. Landlord will not be liable to Tenant, nor will Tenant be relieved of any obligation hereunder if any utility service to the Premises is interrupted for any reason, provided, however, if power, water or HVAC services to the Premises are interrupted as a result of Landlord’s act or negligence and Tenant is unable to operate its business from the Premises for a period of two (2) consecutive business days, then Base Rent and Adjustment Rent shall be abated until such services are restored.
     Except to the extent of the requirement to provide access to a fiber optics line as required by Exhibit B, Landlord shall have no obligation or duty to provide Tenant with any telecommunications devices or other forms of data delivery services. Tenant covenants and agrees to make all arrangements and to enter into such contracts or other agreements as may be necessary, from time-to-time, for Tenant’s telecommunications and data delivery services in the Premises. Tenant shall pay all charges, including but not limited to the cost of installation of necessary wiring, conduits and equipment for all such telecommunication and data delivery systems. In the event Tenant shall desire to use any portion of the Building not within the Premises for any equipment that will provide, improve, add or in any way serve the telecommunication or data delivery services of, for or to Tenant, Tenant shall obtain the prior written approval of the Landlord. Tenant shall provide to Landlord such plans and specifications therefor as may be requested by Landlord in the exercise of the reasonable business judgment of Landlord. In addition to the foregoing, Landlord shall have the right to require that, in connection with the installation, maintenance, repair, replacement and any other use of the foregoing, Tenant provide to Landlord such waivers and indemnities (as they relate to said equipment, the security therefor, the non-exclusive nature of any grant by Landlord for the use of any portion of the Building for such purposes, and any damages or injury that may be sustained by Tenant or its business or operations from such installation, maintenance, repair, replacement or use) as may be requested by Landlord in the exercise of its reasonable business judgment.
     7. MAINTENANCE AND REPAIR.
     A. Tenant Obligations. With the exception of the obligations of the Landlord set forth in Section 7.B,Tenant will at its sole expense maintain the Premises in a first-class condition and repair. Tenant’s maintenance obligation will extend to and include, without limitation, the repair and replacement, if necessary, of all trade fixtures, trade equipment and subsequent to completion of Landlord’s Work (being those items defined in Exhibit A and B), any HVAC units, generators, mechanical and other systems located within the Premises installed in connection with the operation of Tenant’s business. Any repairs or replacements made to the Premises by Tenant pursuant to this Section 7 will be made in a workmanlike manner with materials at least equal in quality and grade to those originally contained within the Premises. Landlord will provide for janitorial and trash removal services for Tenant for the Premises as contemplated in Exhibit E hereof and Tenant shall promptly pay all costs associated with such services, as Rent hereunder, in the same manner as Tenant pays Operating Expenses.
     B. Landlord Obligations. Landlord will maintain the roof, windows and exterior walls of the Building and all common areas, including but not limited to, parking areas, door hardware, interior Building hallways and exterior sidewalks and walkways, central Building utility systems (to the extent not the obligation of a public utility company) and other central Building systems, including, without limitation all fire extinguishers, pull downs, smoke detectors, card readers and security cameras, any supplemental HVAC units added by Landlord pursuant to this Section 7.B. and common area lighting serving the Building, in a first-class condition and order of repair. Landlord’s obligations with respect to the Premises shall include the following:
     a) Landlord shall maintain the electrical system within the Premises (consisting of wiring, and outlets), but excluding any portion of such system located in the cubicles shown on Exhibit A, which shall be Tenant’s responsibility;
     b) heating, ventilating and air conditioning (“HVAC”) systems within the Premises, as necessary to maintain a temperature within the Premises of 72 degrees in the office area and 68 degrees in the computer room (with thermostat to be controlled by Tenant), it being agreed by Tenant that Tenant shall reimburse Landlord for all after-hours usage as Rent hereunder. Landlord agrees that Landlord will install supplemental HVAC units as necessary to maintain such temperature;
     c) monthly pest control;
     d) Landlord shall cause the common areas of the Building (including, without limitation, the private drive to the Building) to be plowed and salted as often as reasonably necessary to keep the same reasonably free of snow and ice; and
     e) Landlord agrees to have the backup generator at the Building serviced and maintained in accordance with generally accepted practice, but at least once per calendar year.
     Notwithstanding the foregoing, Tenant (and not Landlord) will be responsible for the payment of all costs associated with Landlord’s maintenance of the same if the need therefore arises due to the fault or negligence of Tenant or its agents, employees, licensees or invitees. Landlord shall have no obligation to maintain, repair or replace Tenant’s trade fixtures, trade equipment, or any other item installed in connection with its operations from the Premises, (e.g., HVAC units, generators, etc.). All costs incurred by Landlord in connection with the maintenance and repair of the foregoing items will be considered Expenses and Tenant will pay its Proportionate Share thereof pursuant to Section 2 above. Except as otherwise expressly provided in Sections 5 and 7 of this Lease, Landlord will not at any time be required to make any improvements, repairs, replacements or alterations to the Premises.
     8. RULES AND REGULATIONS. Tenant shall observe and comply, and shall cause its subtenants, assignees, invitees, employees, contractors and agents to observe and comply, with the Rules and Regulations listed on Exhibit C attached hereto and with such reasonable modifications and additions thereto as Landlord may make from time to time. Landlord shall not be liable for failure of any person to obey the Rules and Regulations. Landlord shall not be obligated to enforce the Rules and Regulations against any person, and the failure of Landlord to enforce any such Rules and Regulations shall not constitute a waiver thereof or relieve Tenant from compliance therewith, provided, however, that Landlord shall not discriminate against Tenant in the enforcement of such Rules and Regulations. Tenant shall have access to the Building 24 hours a day, seven (7) days per week, subject to regulation of freight and passenger elevator service, reasonable security precautions, and Landlord’s rights to regulate activities in the common area of the Building.
     9. CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim: (a) to change the name or street address of the Building or the suite number of the Premises; (b) to install, affix and maintain any and all signs on the exterior or interior of the Building; (c) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in and about the Building, and for such purposes to enter upon the Premises, temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of common areas, and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (e) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building; (f) to show or inspect the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for reoccupancy; (g) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises; (h) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Building; and (i) to approve the weight, size and location of safes or other heavy equipment or articles, which articles may be moved in, about or out of the Building or Premises only at such times and in such manner as Landlord shall direct, at Tenant’s sole risk and responsibility. Any entry by Landlord under the provisions of subsections (c)(d) and (f) hereof shall be upon prior oral notice and subject to Tenant’s reasonable security requirements, except in emergency situations.
     10. ALTERATIONS.
     A. Requirements. Tenant shall not make any replacement, alteration, improvement or addition to or removal from the Premises (collectively an “alteration”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. In the event Tenant proposes to make any alteration, Tenant shall, prior to commencing such alteration, submit to Landlord for prior written approval: (i) detailed plans and specifications; (ii) the names, addresses and copies of contracts for all contractors; (iii) all necessary permits evidencing compliance with all applicable governmental rules, regulations and requirements; (iv) certificates of insurance in form and amounts required by Landlord, naming Landlord, its managing agent and any other parties designated by Landlord as additional insureds; and (v) all other documents and information as Landlord may reasonably request in connection with such alteration. Tenant agrees to pay Landlord’s reasonable charges for review of all such items and supervision of the alteration. Neither approval of the plans and specifications nor supervision of the alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such alteration with applicable law. Tenant shall pay the entire cost of the alteration and, if requested by Landlord, shall deposit with Landlord, prior to the commencement of the alteration, security for the payment and completion of the alteration in form and amount required by Landlord. Each alteration shall be performed in a good and workmanlike manner, in accordance with the plans and specifications approved by Landlord, and shall meet or exceed the reasonable standards for construction and quality of materials established by Landlord for the Building. In addition, each alteration shall be performed in compliance with all applicable governmental and insurance company laws, regulations and requirements. Each alteration shall be performed by Landlord or under Landlord’s supervision, and in harmony with Landlord’s employees, contractors and other tenants. Each alteration, whether temporary or permanent in character, which is in the nature of a leasehold improvement, made by Landlord or Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures which for purposes here shall be deemed to include any generators, supplemental HVAC units and security systems, so long as Tenant repairs all damage caused by the removal of the foregoing item) shall become Landlord’s property and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant.
     B. Liens. Upon completion of any alteration, Tenant shall promptly furnish Landlord with sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in such alteration. Tenant shall not permit any mechanic’s lien to be filed against the Building, or any part thereof, arising out of any alteration performed, or alleged to have been performed, by or at the direction of Tenant or its contractors, subcontractors or agents. If any such lien is filed, Tenant shall within ten (10) days thereafter have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety satisfactory to Landlord, or such other security as Landlord or its mortgagee may reasonably require, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same, and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

     11. INSURANCE. In consideration of the leasing of the Premises at the rent stated herein, Landlord and Tenant agree to provide insurance and allocate the risks of loss as follows:
     A. Tenant’s Insurance. Tenant, at its sole cost and expense but for the mutual benefit of Landlord (when used in this Section 11.A. the term “Landlord” shall include Landlord’s partners, beneficiaries, officers, agents, servants and employees and the term “Tenant” shall include Tenant’s partners, beneficiaries, officers, agents, servants and employees), agrees to purchase and keep in force and effect during the term hereof, insurance which is available at commercially reasonable rates and otherwise carried by tenants in the area, under policies issued by insurers of recognized responsibility licensed to do business in the State of Ohio with a Best’s rating of A-IX or better on all alterations, additions, and improvements owned by Tenant, and on all personal property located in the Premises, protecting Landlord and Tenant from damage or other loss caused by fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Such property insurance shall contain a replacement cost endorsement. Such insurance shall also contain a clause pursuant to which the insurance carriers waive all rights of subrogation against the Landlord with respect to losses payable under such policies, and shall be written on a “per occurrence” basis, as opposed to “claims made” basis.
Tenant also agrees to maintain commercial general liability insurance covering Tenant as the insured party, and naming Landlord as an additional insured, against claims for bodily injury and death and property damage occurring in or about the Premises, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate.
Tenant shall, prior to commencement of the term, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be reduced or canceled without at least thirty (30) days prior written notice to Landlord and Tenant. In the event Tenant shall fail to procure such insurance, Landlord may at its option after giving Tenant no less than ten (10) days prior written notice of its election to do so procure the same for the account of Tenant and the cost thereof shall be paid to Landlord as Rent upon receipt by Tenant of bills therefor.
     B. Landlord’s Insurance. Landlord agrees to purchase and keep in force and effect commercial general liability insurance in an amount not less than Three Million Dollars ($3,000,000.00) and insurance on the Building improvements with a replacement cost endorsement (not including, however, any tenant improvements, alterations or additions) against fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in a commercially reasonable amount. Landlord’s property insurance shall contain a replacement cost endorsement.

     C. Risk of Loss. By this Section 11, Landlord and Tenant intend that the risk of loss or damage as described above be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and to seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies it being agreed, however, that reasonable deductibles under Landlord’s insurance may be included in Expenses. Landlord and Tenant agree that applicable portions of all monies collected from such insurance shall be used toward the full compliance with the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty.
     D. All insurance required to be carried by the parties shall be written on a “per occurrence” (as opposed to a “claims made” basis).
     12. TENANT’S AND LANDLORD’S RESPONSIBILITIES.
     A. Tenant’s Responsibilities. To the extent permitted by law, Tenant shall assume the risk of responsibility for, have the obligation to insure against, and indemnify Landlord and hold it harmless from, any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in or on the Premises, regardless of cause, except for any loss or damage caused by the gross negligence or willful misconduct of Landlord, and its employees and agents, and Tenant hereby releases Landlord from any and all liability for same. Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith.
     B. Landlord’s Responsibilities. To the extent permitted by law, Landlord shall assume the risk of responsibility for, have the obligation to insure against, and indemnify Tenant and hold it harmless from, any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Building excluding the Premises, regardless of cause, except for any loss or damage caused by the gross negligence or willful misconduct of Tenant, and its employees and agents, and Landlord hereby releases Tenant from any and all liability for same. Landlord’s obligation to indemnify Tenant hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith.
     13. FIRE OR OTHER CASUALTY.
     A. Destruction of the Building. If the Building should be substantially destroyed or materially damaged (as determined by Landlord or any then current mortgagee of Landlord) by fire or other casualty, Landlord may, at its option, terminate this Lease by giving written notice thereof to Tenant within thirty (30) days of such casualty. In such event, the rent shall be apportioned to and shall cease as of the date of such casualty. In the event Landlord does not exercise this option, then the Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty.
     B. Destruction of the Premises. If the Premises are damaged, in whole or in part, by fire or other casualty, but the Building is not substantially destroyed or materially damaged as provided above, then the parties hereto shall have the following options:
(i)	If, in Landlord’s reasonable judgment, the Premises cannot be reconstructed or restored within two hundred seventy (270) days of such casualty to substantially the same condition as they were in prior to such casualty, Landlord may terminate this Lease by written notice given to Tenant within thirty (30) days of the casualty. If, in Landlord’s reasonable judgment, the Premises cannot be reconstructed or restored within two hundred seventy (270) days of such casualty to substantially the same condition as they were in prior to such casualty, but nonetheless Landlord does not so elect to terminate this Lease, then Landlord shall notify Tenant, within sixty (60) days of the casualty, of the amount of time necessary, as reasonably estimated by Landlord, to reconstruct or restore the Premises. After receipt of such notice from Landlord, Tenant may elect to terminate this Lease. This election shall be made by Tenant by giving written notice to Landlord within thirty (30) days after the date that Tenant receives Landlord’s notice. If neither party terminates this Lease pursuant to the foregoing, Landlord shall proceed to reconstruct and restore the Premises to substantially the same condition as they were in prior to the casualty. In such event this Lease shall continue in full force and effect to the balance of the term, upon the same terms, conditions and covenants as are contained herein; provided, however, that the Rent shall be abated in the proportion which the approximate area of the damaged portion bears to the total area in the Premises, from the date of the casualty until substantial completion of the reconstruction of the Premises.

Notwithstanding the above, if the casualty occurs during the last twelve (12) months of the term of this Lease, either party hereto shall have the right to terminate this Lease as of the date of the casualty, which right shall be exercised by written notice to be given by either party to the other party within thirty (30) days therefrom. If this right is exercised, Rent shall be apportioned to and shall cease as of the date of the casualty. After a casualty occurs during the last twelve (12) months of the term of the Lease, Tenant may not exercise any renewal options without first obtaining Landlord’s written consent.

Additionally, notwithstanding anything contained herein to the contrary, Landlord shall have no duty to repair or restore the Premises or Building if the damage is due to an uninsurable casualty, or if insurance proceeds are insufficient to pay for such repair or restoration, or if the holder of any mortgage, deed of trust or similar instrument applies proceeds of insurance to reduce its loan balance and the remaining proceeds, if any, available to Landlord are not sufficient to pay for such repair or restoration.

(ii)	If, in Landlord’s reasonable judgment, the Premises are able to be restored within two hundred seventy (270) days of such casualty to substantially the same condition as they were prior to such casualty, Landlord shall so notify Tenant within sixty (60) days of the casualty, and Landlord shall then proceed to reconstruct and restore the damaged portion of the Premises, at Landlord’s expense, to substantially the same condition as it was prior to the casualty, Rent shall be abated in the proportion which the approximate area of the damaged portion bears to the total area in the Premises from the date of the casualty until substantial completion of the reconstruction repairs, and this Lease shall continue in full force and effect for the balance of the term, upon the same terms, conditions and covenants as are contained herein.

(iii)	In the event Landlord undertakes reconstruction or restoration of the Premises pursuant to subparagraph (i) or (ii) above, Landlord shall use reasonable diligence in completing such reconstruction repairs, but in the event Landlord fails to Substantially Complete the same within two hundred seventy (270) days from the date of the casualty (except however, if under subparagraph (i) above Landlord notified Tenant that it would take longer than two hundred seventy (270) days to reconstruct or restore the Premises, but Tenant nonetheless elected not to terminate the Lease but require Landlord to reconstruct or restore the Premises, then the foregoing two hundred seventy (270) day period shall be extended to the time period set forth in Landlord’s notice plus sixty (60) days), Tenant may, at its option, terminate this Lease upon giving Landlord written notice to that effect, whereupon both parties shall be released from all further obligations and liability hereunder.
     14. CONDEMNATION. If the Premises or the Building is rendered permanently untenantable by reason of a condemnation (or by a deed given in lieu thereof), then either party may terminate this Lease by giving written notice of termination to the other party within thirty (30) days after such condemnation, in which event this Lease shall terminate effective as of the date of such condemnation. If this Lease so terminates, Rent shall be paid through and apportioned as of the date of such condemnation. If such condemnation does not render the Premises or the Building untenantable, this Lease shall continue in effect and, subject to the rights of any mortgagee of Landlord, Landlord shall promptly restore the portion not condemned to the extent reasonably possible to the condition existing prior to the condemnation. In such event, however, Landlord shall not be required to expend an amount in excess of the proceeds received by Landlord from the condemning authority. Landlord reserves all rights to compensation for any condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such compensation, and Tenant shall make no claim against Landlord or the condemning authority for compensation for termination of Tenant’s leasehold interest under this Lease or interference with Tenant’s business.
     15. ASSIGNMENT AND SUBLETTING.
     A. Landlord’s Consent. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed (subject to Landlord’s rights contained in Section 15.C below): (i) assign, sublease, convey, mortgage, pledge or hypothecate or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (ii) permit the use of the Premises by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord’s consent to any Transfer or acceptance of rent from any party other than Tenant shall not release Tenant from any covenant or obligation under this Lease. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder. For the purposes of this paragraph, the transfer (whether direct or indirect) of all or a majority of the capital stock in a corporate Tenant (other than the shares of the capital stock of a corporate Tenant whose stock is publicly traded), the sale of all or substantially all of the assets of Tenant, or the merger, consolidation or reorganization of such Tenant and the transfer of all or any general partnership interest in any partnership comprising Tenant shall not be considered a Transfer, provided: (i) Tenant is not in default of this lease beyond any applicable cure period; and (ii) Tenant delivers written notice to Landlord of said transfer within thirty (30) days of the effective date thereof, and if applicable, a copy of the transfer document evidencing the assumption by such transferee of Tenant’s obligations hereunder.
       Notwithstanding anything to the contrary herein contained, Landlord agrees that Tenant may assign this Lease, or sublet the Premises, to any subsidiary or affiliated corporation (or other affiliated entity) of Tenant without obtaining the prior written consent of Landlord (and without permitting Landlord the right to terminate this Lease), provided that the following conditions are met:
(a)	That such assignment or subletting shall in no manner relieve Tenant of any of the obligations undertaken by it under this Lease;

(b)	That such permitted assignee or subtenant of Tenant to which this Lease may be assigned or the Premises sublet agrees by a written instrument reasonably satisfactory to Landlord to be bound by all the conditions, obligations and agreements contained in this Lease including, without limitation, the permitted use;

(c)	That a fully executed copy of such assignment or sublease be delivered to Landlord within thirty (30) days of the effective date of such assignment or sublease; and

(d)	That any assignee or subtenant in possession of the Premises shall during such possession for the term of the Lease or any extension thereof, remain the wholly-owned subsidiary or affiliated corporation of Tenant.
        The term affiliate, as used herein, shall mean any corporation (or other affiliated entity) directly or indirectly through one (1) or more intermediaries controlling, controlled by or under common control with Tenant. The term control, as used herein, shall mean the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation (or other affiliated entity).
   B. Excess Rent. If Tenant transfers its interest under this Lease, Tenant shall pay to Landlord fifty percent (50%) of all rent and other consideration received by Tenant in excess of the Rent paid by Tenant hereunder for the portion of the Premises so transferred. Such rent shall be paid as and when received by Tenant. In addition, Tenant shall pay to Landlord any reasonable attorneys’ or other fees and expenses incurred by Landlord in connection with any proposed Transfer, whether or not Landlord’s consent to such Transfer is required hereunder.
        16. SURRENDER. Upon termination of the Term or Tenant’s right to possession of the Premises, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and damage by fire or other casualty excepted. If Landlord requires Tenant to remove any alterations pursuant to Section 10, then such removal shall be done in a good and workmanlike manner, and upon such removal Tenant shall restore the Premises to its condition prior to the installation of such alterations. If Tenant does not remove such alterations after request to do so by Landlord, Landlord may remove the same and restore the Premises, and Tenant shall pay the reasonable cost of such removal and restoration to Landlord upon demand. Tenant shall also remove its furniture, equipment, trade fixtures and all other items of personal property from the Premises prior to expiration of the Term or termination of Tenant’s right to possession of the Premises. If Tenant does not remove such items, Tenant shall be conclusively presumed to have conveyed the same to Landlord without further payment or credit by Landlord to Tenant, or at Landlord’s sole option such items shall be deemed abandoned, in which event Landlord may cause such items to be removed and disposed of at Tenant’s expense, which shall be 105% of Landlord’s actual cost of removal, without notice to Tenant and without obligation to compensate Tenant.
        17. DEFAULTS AND REMEDIES.
     A. Default. The occurrence of any of the following shall constitute a default (a “Default”) by Tenant under this Lease: (i) Tenant fails to pay any Rent when due and such failure is not cured within five (5) days after notice from Landlord (which notice may be in the form of a Landlord statutory five (5) day notice); (ii) Tenant fails to perform any other provision of this Lease and such failure is not cured within thirty (30) days (or immediately if the failure involves a hazardous condition) after notice from Landlord; (iii) the leasehold interest of Tenant is levied upon or attached under process of law; (iv) Tenant abandons the Premises (abandonment, for purposes hereof, shall not be deemed to include a mere vacation of the Premises); or (v) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within thirty (30) days after filing.
     B. Right of Re-Entry. Upon the occurrence of a Default, Landlord may elect to terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender and vacate the Premises and deliver possession thereof to Landlord.
     C. Termination of Right to Possession. Upon terminating Tenant’s right to possession of the Premises without terminating this Lease, Landlord may relet the Premises or any part thereof. In such case, Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord shall reasonably deem appropriate; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. Tenant shall reimburse Landlord for the costs and expenses of reletting the Premises including, but not limited to, all brokerage, advertising, legal, alteration, redecorating, repairs and other expenses incurred to secure a new tenant for the Premises. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Premises which have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.
     D. Termination of Lease. Upon terminating this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to the amount by which the Rent owing from the date of such termination through the Expiration Date plus Landlord’s aggregate expenses of reletting the Premises, exceeds the fair rental value of the Premises for the same period (after deducting from such fair rental value the time needed to relet the Premises and the amount of concessions given to a new tenant) both discounted to present value at the rate of five percent (5%) per annum.
     E. Other Remedies. Landlord may, but shall not be obligated to, perform any obligation of Tenant under this Lease, and, if Landlord so elects, all costs and expenses paid by Landlord in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.
     F. Bankruptcy. If Tenant becomes bankrupt, the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code, and Landlord expressly reserves all of its rights, claims and remedies thereunder.
     G. Waiver of Trial by Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.
     H. Venue. If either Landlord or Tenant desires to bring an action against the other in connection with this Lease, such action shall be brought in the federal courts located in Cincinnati, Ohio, or state courts located in Clermont County, Ohio. Landlord and Tenant consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.
     18. HOLDING OVER. If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant’s right to possession of the Premises, Tenant shall pay Rent during such holding over at 150% the rate in effect immediately preceding such holding over computed on a monthly basis for each month or partial month that Tenant remains in possession. Tenant shall also pay, indemnify and defend Landlord from and against all claims and damages, consequential as well as direct, sustained by reason of Tenant’s holding over. In addition, at any time while Tenant remains in possession, Landlord may elect instead, by express written notice to Tenant and not otherwise, to have such retention of possession constitute a renewal of this Lease for one (1) year for the fair market rental value of the Premises as reasonably determined by Landlord but in no event less than the Rent payable immediately prior to such holding over. The provisions of this Section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.
     19. SECURITY DEPOSIT. Intentionally omitted.
     20. SUBSTITUTION OF OTHER PREMISES. Landlord shall have the right, upon one hundred eighty (180) days prior notice (which notice shall not be delivered prior to the Commencement Date), to relocate the Tenant into alternate build to suit premises (with the same amenities within the Premises as are shown on Exhibit A) to be constructed and located within the Ridgewood Corporate Center site (“New Premises”), provided that the New Premises shall be reasonably usable for Tenant’s business hereunder, and, if Tenant is already in occupancy of the Premises, then in addition Landlord shall pay all reasonable expenses incurred by Tenant in connection with such relocation, including but not limited to costs of moving, door lettering, telephone relocation, reasonable quantities of new stationery and for improving the New

Premises so that they are substantially similar to the Premises. Landlord and Tenant shall execute an amendment to this Lease confirming the change within thirty (30) days after either party shall request same.
     21. ESTOPPEL CERTIFICATE. Tenant agrees that, from time to time upon not less than twenty (20) days’ prior written request by Landlord, Tenant shall execute and deliver to Landlord a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto or, if Tenant believes Tenant has claims, the nature thereof in detail; and (vii) such reasonable additional matters as may be requested by Landlord, it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee, or other person having or acquiring an interest in the Building. If Tenant fails to execute and deliver any such certificate within ten days after request, Tenant shall be deemed to have irrevocably appointed Landlord and Landlord’s beneficiaries as Tenant’s attorneys-in-fact to execute and deliver such certificate in Tenant’s name.
     22. SUBORDINATION. This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Building, now or hereafter existing, and all amendments, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Building and/or the leasehold estate under any such lease, unless such ground lease or ground lessor, or mortgage or mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage. If any such mortgage or trust deed is foreclosed, or if any such lease is terminated, upon request of the mortgagee, holder or lessor, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale or to the lessor under such lease, as the case may be. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that Tenant agrees upon request by any such mortgagee, holder, lessor or purchaser at foreclosure, to execute and deliver such subordination and/or attornment instruments as may be required by such person to confirm such subordination and/or attornment, or any other documents required to evidence superiority of the ground lease or mortgage, should ground lessor or mortgage elect such superiority, so long as such documents are upon terms and conditions customarily required by institutional first mortgagees. If Tenant fails to execute and deliver any such instrument or document within twenty (20) days after request, Tenant shall be deemed to be in default of this Lease. Landlord agrees to use reasonable efforts to obtain a subordination, nondisturbance and attornment agreement from the existing mortgagee of the Building, and any future mortgagees of the Building.

     23. QUIET ENJOYMENT. As long as no Default exists, Tenant shall peacefully and quietly have and enjoy the Premises for the Term, free from interference by Landlord, subject, however, to the provisions of this Lease. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant.
     24. BROKER. Tenant represents to Landlord that Tenant has dealt only with the broker(s) set forth in Item 11 of the Schedule (collectively, the “Broker”) in connection with this Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s beneficiaries and agents harmless from and against any claims for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Lease. Landlord agrees to pay the Broker a commission in accordance with a separate agreement between Landlord and the Broker.
     25. NOTICES. All notices and demands to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered to Landlord or Tenant, as the case may be, at the following address:

If to Landlord:	Milford Partners, LLC
c/o Griffin Capital
2321 Rosecrans Avenue, Suite 3290
El Segundo, CA 90245

With a copy to:	Wildman, Harrold, Allen & Dixon
225 West Wacker Drive
Chicago, Illinois 60606-1229
Attn: Mary Higgins

If to Tenant:	ADS Alliance Data Systems, Inc.
Lease Department
17655 Waterview Parkway
Dallas, Texas 75252

With a copy to:	Vice President — Facilities
17655 Waterview Parkway
Dallas, Texas 75252
or at such other address as either party may hereafter designate. Notices shall be delivered by hand or by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight air courier service. Notices shall be considered to have been given upon actual receipt (it being agreed that attempted delivery to the last known Notice address of any party shall constitute receipt if any party has failed to furnish proper forwarding addresses to the other).

     26. MISCELLANEOUS.
     A. Successors and Assigns. Subject to Section 15 of this Lease, each provision of this Lease shall extend to, bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns, and all references herein to Landlord and Tenant shall be deemed to include all such parties.
     B. Entire Agreement. This Lease, and the riders and exhibits, if any, attached hereto which are hereby made a part of this Lease, represent the complete agreement between Landlord and Tenant, and Landlord has made no representations or warranties except as expressly set forth in this Lease. No modification or amendment of or waiver under this Lease shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
     C. Time of Essence. Time is of the essence of this Lease and each and all of its provisions.
     D. Execution and Delivery. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of space or an option for lease, and it is not effective until execution and delivery by both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions set forth herein, which offer may not be revoked for fifteen (15) days after such delivery.
     E. Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.
     F. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Ohio.
     G. Attorneys’ Fees. If suits shall be brought for recovery of possession of the Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of either party to be kept or performed, and a breach shall be established, the losing party shall pay to the prevailing party all expenses incurred therefor, including reasonable attorneys’ fees.
     H. Delay in Possession. In no event shall Landlord be liable to Tenant if Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date for causes outside Landlord’s reasonable control. If Landlord is unable to deliver possession of the Premises to Tenant by the Commencement Date, the Commencement Date shall be deferred until Landlord can deliver possession to Tenant. The parties acknowledge that Tenant’s operations will require that the fiber optic line described in Exhibit B be installed not later than the Commencement Date. Landlord agrees to request the installation of such service promptly after the date of mutual execution and delivery of this Lease. If the fiber optic line has not been installed at the Building on or before the Commencement Date, Tenant shall not be obligated to accept possession of the Premises, and in such event, the Commencement Date and Expiration

Date shall be proportionately extended for the period of delay in bringing the fiber optic service to the Building. No Base Rent or Rent shall be payable during the period equal to such delay so long as Tenant does not take possession of the Premises. In addition, if installation of the fiber optic line to the Building is delayed beyond April 1, 2005, then Tenant may terminate this Lease. Such right to terminate shall be exercised, if at all, by Tenant’s delivery of written notice specifying such election on or before April 15, 2005 and shall be effective upon Landlord’s receipt of such notice. Tenant’s failure to timely exercise such right shall be deemed an automatic waiver of this right to terminate, time being of the essence with respect to the same.
       I. Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.
     J. Force Majeure. Neither party shall be in default hereunder if such party is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond the non-performing party’s reasonable control, provided, however, that in no event shall the foregoing apply to the payment of Base Rent, Expenses or Taxes, or any other monetary payment due from the party to the other hereunder.
     K. Captions. The headings and titles in this Lease are for convenience only and shall have no effect upon the construction or interpretation of this Lease.
     L. No Waiver. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencing of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the Term or affect any such notice or suit. No waiver of any default of Tenant shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated.
     M. Limitation of Liability. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.
     N. Parking. Landlord represents that a parking ratio of 5 spaces for each 1,000 square foot of gross leaseable office area of the Building currently exists at the Property and that such ratio shall be maintained throughout the Term of this Lease.
     O. Storage Space. Landlord, at no additional cost to Tenant other than as expressly set forth herein, shall provide to Tenant a fenced storage area of seven hundred fifty (750) square feet for Tenant’s use in the warehouse portion of the Building, within a reasonably accessible distance from the Premises. Landlord shall not charge Tenant rent for the storage area, but the storage area shall be considered part of the Premises for all other purposes of this Lease.

     P. Signage.
          (1) Subject to Landlord’s approval as to the size, design, method of installation and location of the same, Tenant shall be entitled to install the following signage at Tenant’s sole cost and expense: (i) Tenant may install a panel on the multiple tenant monument identification signage located at the entrance on Summit Drive (consistent with the size allowed by Landlord for similarly sized tenants) provided that with respect to such multiple tenant sign, Tenant shall be solely responsible for the cost of installation and maintenance of such panel together with a prorata share of any operating expenses for such sign; and (ii) Tenant may install a sign at the entry door to the Premises.
          (2) Landlord shall provide the following signage to Tenant at Landlord’s sole cost and expense; (i) building standard signage on the wall next to the glass of the front entrance to the Premises; and (ii) a sign on any central building directory of tenants of the Building.
     Q. Miami Hall Access. Landlord agrees that if the theatre room at the Building known as Miami Hall is no longer leased to EDS, the same shall become part of the common areas of the Building, Tenant shall have the right to use the same in common with other tenants and upon the same terms and conditions offered to other tenants of the Building, so long as Tenant reserves the same upon not less than seven (7) days prior notice. The foregoing rights are subject to the rights of American Nursing Center, its successors and assigns (“ANC”). Tenant acknowledges that ANC has the right to the exclusive use of Miami Hall for two (2) days per calendar quarter.
     R. Existing EDS Space. Landlord acknowledges that Tenant is currently interested in leasing or subleasing those portions of the Building commonly known as space 8 on the second (2nd) floor of the Building, consisting of approximately 12,890 rentable square feet and space 14(a), consisting of approximately 4,096 rentable square feet, said areas being currently leased by the tenant known as EDS located within the Building, hereinafter referred to as the “Proposed ADS Expansion Space” as identified in Exhibit F attached hereto. Landlord agrees to use commercially reasonable efforts, if it receives a notice from EDS of an intent to sublet all or any portion of Proposed ADS Expansion Space to advise Tenant of the terms and conditions of the proposed subletting and to request that EDS lease any portion of the Proposed ADS Expansion Space involved in such subletting to Tenant in lieu of the subletting proposed by EDS. Tenant acknowledges that Landlord does not have the right to terminate all or any part of the lease for the EDS premises in connection with a requested or subletting, and that its sole right in connection with a proposed EDS sublease is to withhold consent, in its sole and absolute discretion, to such subletting. Landlord shall not be required to withhold such consent or approval, if, in the reasonable judgment of Landlord’s counsel, such withholding could result in legal liability to Landlord. Tenant further acknowledges that certain assignment/subletting rights under the EDS lease do not require Landlord’s consent and in the event of an exercise of such rights by EDS, the provisions of this Section R shall not apply.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease in manner sufficient to bind them as of the day and year first above written.

LANDLORD

MILFORD PARTNERS, LLC

By:	MILFORD ACQUISITIONS, LLC

By:	[ILLEGIBLE]

	Name:	[ILLEGIBLE]
	Its:	[ILLEGIBLE]

TENANT

ADS ALLIANCE DATA SYSTEMS, INC.

By:	/s/ Alan M. Utay

	Name:	Alan M. Utay
	Its:	Executive Vice President
General Counsel and
Chief Administrative Officer

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